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Rider attached to and forming a part of Policy issued by MONY Life Insurance
Company of America

Unless shown in the Rider Schedule below, the effective date of this Rider is the Date of Issue of the Policy. If any provision in this Rider is inconsistent with any provision of the Policy, the Rider provision controls the Rider.

RIDER SCHEDULE (to be completed ONLY if Rider is attached after the Date of Issue of the Policy)

This Rider is issued in consideration of the application and payment of any minimum premiums. A copy of the application is attached to the Rider.

Policy No:
Insured Spouse:
Age:
Class of Risk:
Initial Amount
of Insurance:
Final Conversion Date:
Date of Issue of this Rider:
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                                    TERM LIFE
                      SPOUSE'S YEARLY RENEWABLE TERM RIDER

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The Benefit

What is the benefit of this Rider?

We will pay the amount of term insurance in force under this Rider to the beneficiary of this Rider at the Insured Spouse's death. Payment is subject to receipt at our Administrative Office of due proof that the Insured Spouse's death occurred:

(a)  on or before the first Rider anniversary or during any renewal term;
(b)  while this Rider was in force; and
(c) while no monthly deduction for the Policy was in default beyond its grace period.

Payment is subject to all provisions and limitations of this Rider and the Policy to which it is attached.

What does "Insured Spouse" mean?

"Insured Spouse" means the spouse named and proposed for insurance in the application for this Rider.

What is the amount of term insurance in force under this Rider?

The amount of term insurance payable at the Insured Spouse's death is the amount shown on Policy Page 3 or in the Rider Schedule, adjusted for any increases or decreases in that amount.

What does "Class of Risk" mean?

"Class of Risk" for the Spouse's Benefit Amount is the class of risk to which the Insured Spouse belonged on the Date of Issue of this Rider.

"Class of Risk" for any increase in the amount of term insurance in force is the class of risk to which the Insured Spouse belonged on the Monthly Anniversary Day the increase took effect.

What do " Age 60", Age "65", and "Age 80" mean?

Age 60, Age 65, and Age 80 mean the policy anniversaries on or immediately following the 60th, 65th, and 80th birthdays, respectively, of the person whose age is referred to.

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Optional Rider Changes

What changes can I make to the Rider and when can I make them?

You can request an increase or decrease to the amount of term insurance in force by writing to us at our Administrative Office. These changes may be requested at any time, except that an increase may not be made after the Insured Spouse's Age
70. We will issue an endorsement to reflect any such change.

How do I request an increase?

You must submit a supplemental application and provide evidence satisfactory to us that the Insured Spouse is insurable.

When will an increase take effect?

Any increase will take effect on the Monthly Anniversary Day that falls on or next follows the date we approve it. We will provide guaranteed monthly rates for the increase.

When will a requested decrease take effect and how will it be applied?

Any decrease in the amount of term insurance in force will take effect on the Monthly Anniversary Day that falls on or next follows the date we receive the request for it.

The decrease will be applied as follows:

(a) first, to reduce the amount provided by the most recent increase in Spouse's Term Insurance;
(b)  next, to reduce the next most recent increases, successively;
(c)  finally to reduce the Spouse's initial Benefit Amount under this Rider.

What is the minimum amount of term insurance in force allowed after a decrease?

The amount of term insurance in force after a decrease cannot be less than $25,000.

Can an increase or decrease in Specified Amount under the Policy affect the amount of term insurance in force under this Rider?

No.

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Renewal of Term Insurance Under This Rider

What are the scheduled renewal dates for this Rider?

Each policy anniversary before the Insured Spouse's Age 80 is a renewal date.

How is this Rider renewed?

The term insurance in force under this Rider will be renewed without evidence of insurability on each renewal date if:

(a) all monthly costs for the expiring (previous) term have been deducted from the Fund Value of the Policy; and
(b)  the Rider has not ended.

     What is the term of renewal?

     The term of any renewal will be for a period of 1 year, except if the Rider ends earlier as described in the "End of Rider" provision. The first renewal term will start on the first renewal date. Any further renewal will start on the corresponding renewal date.

     If monthly deductions under the Policy are being waived (under a Waiver of Monthly Deduction Benefit rider), will the amount of term insurance in force under this Rider be automatically renewed?

     The amount of term insurance in force under this Rider will be automatically renewed as described in paragraphs 1 and 2 below (whichever is applicable), if the following apply:

(a) a Waiver of Monthly Deduction Benefit Rider is in force under the Policy immediately before a renewal date; and
(b) the Insured became totally disabled as defined in that Rider on or before that renewal date and before the Insured's Age 65.

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1.   If the Insured's disability started before Age 60, the amount of term insurance then in force under this Rider will be automatically renewed.

2. If the Insured's disability started between Ages 60 and 65, the amount of term insurance then in force under this Rider will be automatically renewed on that renewal date if it occurs (a) before the Insured Spouse's Age 80, and (b) before the Insured's Age 65, or within a 2 year period from the start of that disability if that period goes beyond the Insured's Age 65.

We must receive due proof at our Administrative Office that this disability has continued without interruption for at least 6 months through that renewal date. The terms of the Waiver of Monthly Deduction Benefit Rider set forth the time limits for the submission of due proof of disability.

What will the term of Renewal and monthly cost be if the amount of term insurance in force is renewed in accordance with paragraph 1 or 2 above?

The term of Renewal and its monthly cost will be the same as if the renewal were scheduled. The waiver of any monthly costs during the Renewal Term will be subject to the terms of the Waiver of Monthly Deduction Benefit rider.

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Rider Cost

When is the monthly cost of this Rider deducted and what is it based on?

The monthly cost of this Rider is deducted from the Fund Value on each Monthly Anniversary Day. It is based on:

(a)  the Insured Spouse's attained age on that Day; and

(b)  the rates that apply to the amount of term insurance in force.

The rates for this Rider are as shown in Section 2 of the Policy or in a supplement to this Rider.

What are the rates for the amount of term insurance in force?

The rates for the amount of term insurance in force are the term insurance rates, plus the rates attributable to any Waiver of Monthly Deduction Benefit if that benefit applies to the term insurance in force under this Rider.

What are term insurance rates based on?

Term insurance rates are based on the insured spouse's gender, attained age and class of risk.

When are term insurance rates reviewed and on what basis are any changes in term insurance rates made?

Term insurance rates for the amount of term insurance in force will be determined by us from time to time, based on our expectations as to future: (a) mortality; (b) interest; (c) expenses; and (d) persistency. Any change in term insurance rates will be on a uniform basis for insured spouses of the same age, gender and class of risk. But, we guarantee that the term insurance rates for the Initial Amount of term insurance under this Rider will never be more than the term insurance rates included in the Policy at issue or included in a supplement to this Rider. And, the term insurance rates for any increase in the amount of term insurance in force will never be more than the guaranteed term insurance rates provided by us at the time the increase takes effect.

When will monthly deductions not be made?

Monthly deductions will not be made for this Rider after it ends.

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Rights of Owner

Who is the Owner of this Rider and what rights does the Owner have?

While the Insured under the Policy is living, all rights under this Rider belong to the Owner of the Policy. These rights include the right to change the beneficiary and to assign. Also included, unless otherwise provided in the application for this Rider or by endorsement, are all other rights, benefits,

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options, and privileges which are given by this Policy or allowed by us. After the Insured's death, all rights belong to the Insured Spouse unless otherwise provided in the application for this Rider or by endorsement.

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Beneficiary

Is the Beneficiary of the Rider death proceeds the same as the Beneficiary of the Policy death proceeds?

No, the Beneficiary of this Rider's death proceeds is not necessarily the same as the Beneficiary of this Policy's death proceeds.

Who is the Beneficiary of the death proceeds payable under this Rider?

Unless otherwise provided in the application for this Rider or by endorsement, the Beneficiary will be the Insured if living on the earlier of: (a) the date due proof of death of the Insured Spouse is received at our Administrative Office; or (b) the 14th day after the death of the Insured Spouse.

What if the Insured is not living as described?

If the Insured is not living on that earlier day, the Beneficiary under this Rider will be the executors and administrators of the Insured Spouse, unless otherwise provided by endorsement.

What if there is no beneficiary living at the time death proceeds become payable?

If no beneficiary is living on that earlier day, the death proceeds will be payable to the executors or administrators of the Insured Spouse.

Can the Beneficiary be changed?

The Beneficiary under this Rider may be changed during the Insured Spouse's lifetime by sending written request to our Administrative Office. A change will take effect when we record it retroactively as of the date the request was signed. We shall not be charged with notice of a change of beneficiary until the change is received at our Administrative Office. The change will be subject to any payment made or action taken by us before we received your request. We may ask for return of the Policy for endorsement of the change.

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Death of Insured

What happens if the term insurance under this Rider is in force at the Insured's death?

If the Insured's death occurs on or before the Final Conversion Date, the Insured Spouse may convert the term insurance in force to a new policy of life insurance on his or her own life. The new policy's plan, face amount, provisions, premiums and evidence of insurability requirements will be as described in the "Conversion Privilege" provisions. If the Insured's death occurs after the Final Conversion Date, any term insurance in force under this Rider will continue as paid-up term insurance until the Insured Spouse's Age 80 without further cost.

What is required for conversion?

Written application for the new policy and payment of the first premium must be received at our Administrative Office not later than 31 days after the date of the Insured's death. The Insured Spouse must be living on the date the new policy will take effect and before the Final Conversion Date.

What if the Insured Spouse dies within those 31 days?

If the Insured Spouse dies within those 31 days and before the Final Conversion Date, we will pay the death benefit amount that would have been payable had that spouse's term insurance under this Rider not ended. Payment of the death benefit is subject to receipt at our Administrative Office of due proof of the Insured Spouse's death. Also, a new policy on the life of the Insured Spouse must not have taken effect under the conversion privileges of this Rider.

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When does the new policy take effect?

The new policy will be dated and take effect as of the date of the Insured's death.

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Conversion Privilege

Can the term insurance in force under this Rider be converted to a new life insurance policy on the life of the Insured Spouse?

Yes. If all past monthly costs for this Rider have been deducted from the Policy's Fund Value, the term insurance in force may be converted to a new policy on the life of the Insured Spouse of the same amount at any time:

(a) on or before the Final Conversion Date; and
(b) while this Rider is in force.

Evidence of insurability will not be required if the amount of insurance in force under the new policy will never be more than the amount of term insurance being converted.

When is the Final Conversion Date?

The Final Conversion Date is the last date the term insurance in force under this Rider may be converted and is shown on Policy Page 3 or in the Rider Schedule.

When does the new policy take effect?

The new policy will be dated and take effect as of the date we receive written application for the conversion and payment of the first premium along with the Policy for endorsement, if required. The Insured Spouse must be living on the date the new policy will take effect.

On what type of plan may the new policy be issued?

The new policy may be on any individual level face amount life (not term) or endowment insurance plan. The new policy must be regularly issued by us on the date of conversion for the same face amount and for the class of risk to which the Insured Spouse belonged on the date this Rider was issued. The new policy also may be on any other plan that we choose to offer on the date of conversion.

What other provisions apply to the new policy?

The new policy will have the provisions and premiums in use by us on the date of the new policy for the Insured Spouse's gender, if applicable, and attained age on the date of the new policy, and class of risk on the Date of Issue of this Rider. We may include provisions limiting death or disability benefits as may be in this Rider, or in policies of the same plan and amount then being regularly issued by us to persons of the Insured Spouse's attained age and class of risk on the date of the new policy.

The Suicide and Incontestability provisions of the new policy are measured from the date of issue of this term insurance except when the term insurance has been reinstated. The Suicide and Incontestability provisions, as to any statements made in the reinstatement application, will then be measured from the date of the reinstatement.

Can additional benefits be included in the new policy?

Any additional benefits may be included in the new policy only with our approval and subject to any requirements we then consider necessary.

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General Provisions

Can this Rider be contested?

Despite anything in the Policy to the contrary, this Rider will be incontestable, as to statements made in the application for it, after it has been in force during the lifetime of the Insured Spouse for 2 years from its Date of Issue. But, any increase in the amount of term insurance in force will be incontestable only after that increase has been in force during the lifetime of the Insured Spouse for 2 years from the date it took effect.

What is paid upon suicide of the Insured Spouse?

Despite anything in the Policy to the contrary, if the Insured Spouse commits suicide within 2 years of the Date of Issue of this Rider, the amount payable by us will be limited to the cost of the Rider. But, in the case of an increase in the amount of term

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insurance in force, if the Insured Spouse commits suicide within 2 years of the effective date of the increase, the amount payable by us with respect to that increase will be limited to its cost.

What if the age or gender of the Insured Spouse has been misstated?

If the age, date of birth or gender, if applicable, of the Insured Spouse has been misstated, any amount payable by us at any time under this Rider will be that which the monthly cost of this Rider deducted from the Policy's Fund Value would have purchased for the correct age and gender. The Final Conversion Date and the end of the term of the insurance on any Insured Spouse will be based on the correct age or gender.

Will reinstatement of the Policy include reinstatement of this Rider?

Despite anything in the Policy to the contrary, reinstatement of the Policy will include reinstatement of this Rider, provided reinstatement occurs on or before the Insured Spouse's Age 80. But, we will need evidence satisfactory to us of the insurability of the Insured Spouse at the time of reinstatement.

What effect does an assignment of the Policy have on this Rider?

The interest of any beneficiary, or other person, under this Rider will be subordinate to any assignment of the Policy whenever made. The assignee will receive any sum payable to the extent of his or her interest.

How are the proceeds paid under this Rider?

Any death proceeds payable under this Rider will be paid in a single sum unless a Settlement Option is chosen for these proceeds in accordance with the Settlement Option provisions of the Policy. A Settlement Option must be chosen within 1 month after the proceeds become payable.

Rider Termination

When will this Rider end?

This Rider will end on the earliest of:

(a) the Monthly Anniversary Day that falls on, or next follows, the date we receive written request at our Administrative Office to end it;
(b)  the date the Rider is converted;
(c)  the date this Policy goes out of force; or
(d)  the day before the Insured Spouse's Age 80.

What does it mean when the Rider ends?

On and after its end, this Rider will have no force.

Attached on its Date of Issue.

/s/ DAVID S. WALDMAN

DAVID S. WALDMAN, Secretary